Exhibit 99.1

Chemours Consolidates and Strengthens TiO2 Business as Part of Five-Point Transformation Plan

Shutdown of Edge Moor Plant in Delaware and Production Line in Tennessee will Position TiO2 Business for Growth and is Expected to Deliver $45 Million Net Cost Reduction

WILMINGTON, Del., Aug. 20, 2015 – The Chemours Company (“Chemours”) (NYSE: CC), a global chemical company with leading market positions in titanium technologies, fluoroproducts and chemical solutions, announced today two decisions that are elements of the company’s five-point transformation plan.

The company will close its Edge Moor manufacturing site located outside Wilmington, Delaware, which produces titanium dioxide (TiO2) and will shut down a TiO2 line (line 3) at its Johnsonville plant in New Johnsonville, Tennessee. Together, these actions will eliminate roughly 150,000 metric tonnes of TiO2 capacity while refocusing TiO2 production at four manufacturing sites that employ the full range of Chemours TiO2 technology strengths. These changes position Chemours to grow in the TiO2 industry by enhancing its production capabilities. Most importantly, they allow the company to continue to meet the needs of its customers around the globe.

“The decisions we are announcing today are connected directly to our five-point transformation plan, which sets out a clear, achievable path to our becoming a higher value chemistry company,” said Mark Vergnano, president and CEO of Chemours.

The Edge Moor plant is configured to produce a TiO2 product for use in the paper industry, in applications that have declined steadily for years, with an accompanying slowdown in demand that has resulted in underused capacity at Edge Moor. Chemours will work with current Edge Moor TiO2 customers to continue to provide them with similar product from the company’s Johnsonville plant.

The Edge Moor plant has approximately 200 employees and 130 contractors. Chemours will redeploy employees wherever possible and where redeployment is not possible employees will receive severance benefits.

“A plant closure is never an easy decision, because of its impact on people who are valued members of our company,” said E. Bryan Snell, president of Chemours Titanium Technologies. “However, we believe this is the right business decision. Chemours is committed to the TiO2 market, and these changes position us for growth in the industry.”

“Our manufacturing capabilities are our greatest strength,” added Snell. “Our plants in Mississippi, Tennessee, Mexico and Taiwan enjoy industry-leading productivity, as well as the ability to use ore feedstock across the quality spectrum. These factors give us a low-cost position that is a key competitive advantage. Meanwhile, underused capacity at our Edge Moor plant keeps it from being cost-effective. And, the line at Johnsonville (line 3) is relatively small scale and high cost compared to our other production units. By shutting these down we’re concentrating our resources in a way that plays to our strengths.”

As part of the company’s transformation plan, these closures are expected to result in a $45 million annual net cost reduction. The company will incur non-cash charges of approximately $110 million related to the facility closing in the third quarter. Additional restructuring and other charges related to severance, decommissioning and site redevelopment are expected to be in the range of $75 million to $85 million and incurred during the next two-to-three years.

The company is targeting the end of September to stop production at Edge Moor and Johnsonville line 3. At Edge Moor, Chemours expects to complete decommissioning around March 2016 and then begin dismantling facilities, which could take a year or longer depending on future use of the site. Chemours will work with all of our site customers during this transition.

To help ease this transition for the community, Chemours will begin immediately exploring options for site redevelopment that align with the best interests of the surrounding Edge Moor community and local and state economic development leaders.

The Chemours five-point transformation plan is focused on five strategic elements: reducing structural costs, growing market positions, refocusing investments, optimizing the portfolio, and enhancing the organization.

About The Chemours Company

The Chemours Company (NYSE: CC) helps create a colorful, capable and cleaner world through the power of chemistry. Chemours is a global leader in titanium technologies, fluoroproducts and chemical solutions, providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations. Chemours ingredients are found in plastics and coatings, refrigeration and air conditioning, mining and oil refining operations and general industrial manufacturing. Our flagship products include prominent brands such as Teflon™, Ti-Pure™, Krytox™, Viton™, Opteon™ and Nafion™. Chemours has approximately 9,000 employees across 37 manufacturing sites serving more than 5,000 customers in North America, Latin America, Asia-Pacific and Europe. Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC. For more, information please visit chemours.com.

Forward-Looking Statements

This press release contains forward-looking statements, which often may be identified by their use of words like “plans,” “expects,” “will,” “believes,” “intends,” “estimates,” “anticipates” or other words of similar meaning. These forward-looking statements address, among other things, our anticipated future operating and financial performance, business plans and prospects, transformation plans, resolution of environmental liabilities, litigation and other contingencies, plans to increase profitability, our ability to pay or the amount of any dividend, and target leverage that are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events which may not be realized. The matters discussed in these forward-looking statements also are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements as further described in the “Risk Factors” section of the information statement contained in the registration statement on Form 10 and other filings made by Chemours with the Securities and Exchange Commission. Chemours undertakes no duty to update any forward-looking statements.

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CONTACTS:

MEDIA:

Janet E. Smith

Global Public Affairs Leader

+1.302.773.4508

janet.e.smith@chemours.com

INVESTORS:

Alisha Bellezza

Director of Investor Relations

+1.302.773.2263

alisha.bellezza@chemours.com